MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)


                                          Three Months Ended   Six Months Ended
                                             September 30,       September 30,
                                            1997      1996      1997      1996
                                            ----      ----      ----      ----

Net income                                 $19,182   $13,126   $37,014   $19,812
                                           =======   =======   =======   =======

Weighted average shares:
     Common shares outstanding              53,535    50,909    53,334    51,320

     Common equivalent shares
         representing shares issuable
         upon exercise of stock options(1)   3,400     2,934     3,282     2,856
                                           -------   -------   -------   -------

              Total weighted average
                  shares - primary          56,935    53,843    56,616    54,176
                                           =======   =======   =======   =======

     Incremental common equivalent
         shares (calculated using the
         higher of end of period or
         average market value)(2)              203       360       391       428
                                           -------   -------   -------   -------

              Total weighted average
                  shares - fully diluted    57,138    54,203    57,007    54,604
                                           =======   =======   =======   =======

Primary net income per common and
     common equivalent share               $  0.34   $  0.24   $  0.65   $  0.37
                                           =======   =======   =======   =======

Fully diluted net income per common
     and common equivalent share           $  0.34   $  0.24   $  0.65   $  0.37
                                           =======   =======   =======   =======



---------------------------
(1) Amount calculated using the treasury stock method and fair market values for stock.
(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
                                       21